Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

March 1, 2012

Lufkin Industries, Inc.

601 South Raguet

Lufkin, Texas 75904

Ladies and Gentlemen:

We have acted as special counsel to Lufkin Industries, Inc., a Texas corporation (the “Company”), in connection with the public offering of up to 2,875,000 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”), pursuant to the Company’s registration statement on Form S-3 (File No. 333-179723) (the “Registration Statement”), which automatically became effective upon filing with the Securities and Exchange Commission (the “SEC”) under to the Securities Act of 1933, as amended (the “Securities Act”). A prospectus supplement, dated February 29, 2012, which together with the prospectus filed with the Registration Statement shall constitute the “Prospectus,” has been filed pursuant to Rule 424(b) promulgated under the Securities Act.

As the basis for the opinions hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement; (b) the Prospectus; (c) the Fourth Restated Certificate of Incorporation of the Company, as amended to date; (d) the Amended and Restated Bylaws of the Company, as amended to date; (e) certain resolutions of the Board of Directors of the Company; and (f) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Texas Business Organizations Code, and regulations as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion.

In making our examination, we have assumed and have not verified (i) that all signatures on documents examined by us are genuine, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity to the original documents of all documents submitted to us as certified, conformed or photostatic copies. We have also assumed that all Shares will be issued and sold in the manner described in the Prospectus and in accordance with the terms of the Underwriting Agreement, dated February 29, 2011 (the “Underwriting Agreement”), relating to the offer and sale of the Shares.

Based on the foregoing and such legal considerations as we deem relevant, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

Lufkin Industries, Inc.

March 1, 2012

We express no opinion other than as to the federal laws of the United States of America and the Texas Business Organizations Code (which is deemed to include the applicable provisions of the Texas Constitution and reported judicial decisions interpreting the foregoing). For purposes of this opinion, we assume that the Shares were issued in compliance with all applicable state securities or blue sky laws.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K and to the reference to this firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving these consents, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder.

Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time.

Very truly yours,

/s/ Andrews Kurth LLP